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Exhibit 20a.

Fingerhut Master Trust
Series 1998-2

Fingerhut Receivables, Inc.
Securityholder's Statement
Monthly Report
August-03

		Class A	Class B	CTO	Class D	Total
(i)	Invested Amount (Beginning of Month)	68,451,863.49	51,136,000.00	61,364,000.00	61,364,000.00	242,315,863.49
(ii)	Security Principal Distributed	(20,433,650.15)	0.00	0.00	0.00	(20,433,650.15)

	Invested Amount (End of Month)	48,018,213.35	51,136,000.00	61,364,000.00	61,364,000.00	221,882,213.35
	Security Principal Funds On Deposit	48,018,213.34				48,018,213.34

	Ending Balance as of 9/15/03 Distribution Date	0.00	51,136,000.00	61,364,000.00	61,364,000.00	173,864,000.00

(iii)	Security Interest to be Distributed	249,294.56	277,412.80	108,852.92		635,560.28

Security Principal Distributed per $1,000		298.5112326	0.0000000	0.0000000

Security Interest Distributed per $1,000		3.6418959	5.4250000	1.7738889

(iv)	Principal Collections	9,535,830.22	1,444,812.49	1,733,797.59	1,733,797.59	14,448,237.88
(iv.a)	Shared Principal Collections from series 2003-1	19,022,892.68	2,882,235.97	3,458,728.26	3,458,728.26	28,822,585.16
(v)	Finance Collections	2,533,539.18	2,698,039.98	3,237,690.19	3,237,690.19	11,706,959.54
	Recoveries	89,617.21	95,435.98	114,524.67	114,524.67	414,102.54
	Interest Earnings on trust bank accounts	1,003.18	1,068.31	1,281.99	1,281.99	4,635.47

Total Finance Collections		2,624,159.56	2,794,544.28	3,353,496.85	3,353,496.85	12,125,697.55

Total Collections		31,182,882.46	7,121,592.74	8,546,022.70	8,546,022.70	55,396,520.59

(vi)	Total Receivables in Trust					371,409,094.74

	Aggregate Amount of Principal Receivables					311,096,062.87

(i)	Original Security Amount	337,500,000.00	51,136,000.00	61,364,000.00	61,364,000.00	511,364,000.00

	Invested Amount (End of Month)	48,018,213.35	51,136,000.00	61,364,000.00	61,364,000.00	221,882,213.35

	Floating Allocation Percentage	0.0000000%	16.4373665%	19.7250969%	19.7250969%	55.8875604%

	Fixed/Floating Allocation Percentage	21.6413081%	23.0464620%	27.6561150%	27.6561150%	100.0000000%

	Average Daily Invested Amount	57,505,265.20	51,136,000.00	61,364,000.00	61,364,000.00	231,369,265.20

(vii)	Receivable Delinquencies
	Current				78.07%	289,952,881.01
	30 Days to 59 Days				6.34%	23,552,405.59
	60 Days to 89 Days				4.64%	17,236,508.71
	90 Days and Over				10.95%	40,667,299.43

Total Receivables					100.00%	371,409,094.74

(viii)	Aggregate Investor Default Amount					4,747,390.02

	As a % of Average Daily Invested Amount (Annualized based on 365 days/year)					26.75%

(ix)	Security Charge-Offs	0.00	0.00	0.00	0.00	0.00

(x)	Servicing Fee	73,671.78	78,455.23	94,147.51	94,147.51	340,422.03

(xii)	Unreimbursed Redirected Principal Collections		0.00	0.00	0.00	0.00

(xiii)	Excess Funding Account Balance					0.00

(xiv)	Series 1998-2 Pay Out Event (1)					Yes

	CTO Trigger Event Occurrence					None

	CTO Reserve Amount					N/A

(xv)	Number of New Accounts Added to the Trust					0

(xvi)	Revolving Receivables Reserve Account Balance					$2,124,000.00

(xvii)	Defeasance Funding Account Balance					0.00

(xviii)	Series 2003-1 Pre-Funding Account Balance (2)					$112,500,000.00

	Average Net Portfolio Yield					41.57%

	Minimum Base Rate					6.53%

(1)
Beginning March 27, 2003, the Series 1998-2 allocation of defaults is applied to principal and contributed to redeem investor notes.

(2)
Unless a Pay-Out Event occurs for Series 2003-1, the Series 2003-1 Pre-Funding Account balance will be applied for the benefit of Series 1998-2 as Shared Principal Collections. As a result, unless a Pay-Out Event occurs for Series 2003-1, Principal Collections and Shared Principal Collections are expected to pay in full the Class B securities on the October 2003 Distribution Date and pay in full the Collateralized Trust Obligations on the November 2003 Distribution Date.

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Fingerhut Master Trust Series 1998-2